Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SunEdison Semiconductor Pte. Ltd.:

We consent to the use of our report included herein relating to the combined financial statements of SunEdison Semiconductor Limited (Semiconductor Materials Business of SunEdison, Inc.) and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

St. Louis, Missouri

April 20, 2014